Exhibit 99.1


          Actuate Announces Acquisition of Nimble Technology

         Actuate to Leverage Powerful Enterprise Information
   Integration Capabilities in its Information Application Platform

    SOUTH SAN FRANCISCO, Calif.--(BUSINESS WIRE)--July 29, 2003--Actuate Corporation (Nasdaq:ACTU), the world leader in scalable Business Intelligence Applications, today announced that it has completed the acquisition of Nimble Technology(TM), a privately held Enterprise Information Integration (EII) company, founded in 1999 as a result of a five year research project in the Department of Computer Science and Engineering at the University of Washington. Nimble Technology provides powerful Enterprise Information Integration solutions that enable organizations to intelligently harness business information. Its innovative data integration platform utilizes XQuery to simplify the task of data integration when building web services and applications such as enterprise information portals and business intelligence systems.
    Two of the unique strengths of the Actuate Information Application Platform are its ability to access multiple data sources simultaneously and access relational and non-relational data sources. By incorporating Nimble's open, XML-based data integration technology into the platform, Actuate's customers will find it even easier to design Information Applications that provide an integrated view of their business. Furthermore, the incorporation of Nimble's capabilities will enable the Information Application Platform to integrate readily with a broad range of XML-enabled systems.
    "We are excited to add Nimble's outstanding technology and development team to Actuate," said Pete Cittadini, CEO of Actuate Corporation. "Today's acquisition furthers Actuate's strength in providing a single Business Intelligence (BI) platform to create Information Applications that address the breadth of user needs and the gamut of application scenarios. Our emphasis remains upon enabling our customers to build and deploy scalable BI applications and this acquisition gives them limitless options to rapidly leverage all kinds of data in a cost effective, yet scalable fashion."
    "For most enterprises, there is no shortage of data," said Denise Draper, CTO of Nimble Technology. "We see tremendous opportunities to extend our technology within the Actuate Information Application Platform to deliver value to Global 9000 customers. The powerful combination of Actuate's Information Application Platform with Nimble Technology will enable these companies to unlock the business value of all the information stored in multiple, disparate data sources. This will enable the Actuate customer base to build Information Applications on relational databases, proprietary systems, data warehouses, flat files, Web pages, and more."
    With the acquisition of Nimble Technology, Actuate plans to take advantage of a number of technology and market opportunities by enabling current and future customers to:

    -- Quickly and cost-effectively respond to the need to integrate and refine data from multiple relational and unstructured, non-relational sources, including data warehouses, by utilizing a unique XML-based query engine that transforms disparate data into valuable business information -- without the time and expense of custom coding.

    -- Leverage data assets that fall outside the scope of traditional data warehousing initiatives. EII capabilities within Actuate's Information Application Platform will enable them to be responsive in addressing ad hoc or rapidly changing business requirements, by accessing information in real-time.

    --  Further extend the flexibility of Actuate's Information
        Application Platform to preserve and leverage existing IT investments by increasing the scale and breadth of information that can be processed and presented within Information
        Applications.

    -- Respond to regulatory and business requirements for integrated views of financial, customer and other operational data. EII technologies enable business intelligence solutions to cost-effectively address a fundamentally new and challenging class of business problems.

    About Actuate Corporation

    Actuate Corporation is the world leader in scalable Business Intelligence applications. Actuate's Information Application Platform is the foundation on which Global 9000 organizations (companies with annual revenues greater than $1 billion) and packaged application software vendors create reporting and analytics applications that scale to empower 100 percent of their user community inside and outside the firewall. These Information Applications include Business Performance Management (BPM) dashboards, Information Portals as well as business analytic, enterprise reporting and spreadsheet reporting applications. Information Applications built with Actuate enable companies to increase their business agility, improve customer and partner relationships, adhere to corporate governance policies, and increase revenues while leveraging existing technology assets. When tested against other business intelligence products, Actuate's Information Application Platform has been proven to offer industry-leading scalability, the best performance, lowest Total Cost of Ownership. Actuate has over 2,000 direct customers and 300 OEM partners in a range of industries including financial services, pharmaceuticals, insurance, and distribution services, as well as the government sector.
    Founded in 1993, Actuate has headquarters in South San Francisco, Calif., and has offices worldwide. For more information on Actuate, visit the company's Web site at http://www.actuate.com.

    The statements contained in this release that are not purely historical are forward looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, including statements regarding Actuate's expectations, beliefs, hopes, intentions or strategies regarding the future. All forward-looking statements in this release are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and Information Application software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of the acquisition of Nimble Technology and other future acquisitions on the company's financial and/or operating condition, the ability to increase revenues through our indirect channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate's Securities and Exchange Commission filings, specifically Actuate's 2002 Annual Report on Form 10-K filed on March 28, 2003 and Quarterly Report on Form 10-Q filed on June 9, 2003.

    Actuate is a registered trademark of Actuate Corporation.
e.Reporting and e.Spreadsheet are trademarks of Actuate Corporation. Other company names and trademarks are trademarks of their respective companies.

    CONTACT: Reichert Communications LLC (for Actuate)
             Barbara Reichert, 650-212-1112
             barbara@reichertcom.com